Filed Pursuant to Rule 424(b)(3)
Registration No. 333-217029

Subject to Completion, Dated August 27, 2018

PRELIMINARY PRICING SUPPLEMENT
Dated August 27, 2018 to
PROSPECTUS SUPPLEMENT
Dated March 30, 2017 and
PROSPECTUS
Dated March 30, 2017
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES I, FLOATING RATE NOTES DUE 2021 (REOPENING)

SUBJECT	FINAL PRICING DETAILS
Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series I, Floating Rate Notes Due 2021
Form of Security:	Global Note
Format:	SEC Registered-Registration Statement Number 333-217029
Trade Date/Pricing Effective Time:	August 27, 2018
Settlement Date (Original Issue Date):
August 30, 2018, which is the third business day following the Trade Date. Accordingly, purchasers who wish to trade the Medium Term Notes on any date prior to two business days before delivery will be required, because the Medium-Term Notes will not initially settled in T+2, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.

Maturity Date:	March 15, 2021
Principal Amount:
$ . The notes offered hereby constitute a further issuance of, and will be consolidated with, the $450,000,000 aggregate principal amount of Medium-Term Notes, Series I, Floating Rate Notes Due 2021 issued by us on March 15, 2018. The notes offered hereby will have the same CUSIP number as the previously issued Medium-Term Notes, Series I, Floating Rate Notes Due 2021 and will trade interchangeably with the previously issued Medium-Term Notes, Series I, Floating Rate Notes Due 2021 immediately upon settlement. Upon completion of this offering, the aggregate principal amount outstanding of Medium-Term Notes, Series I, Floating Rate Notes Due 2021 will be $ .

Price to Public (Issue Price):	%, plus accrued interest
Dealer’s Commission:	% ( basis points)
Accrued Interest:	$
All-in-price:	%, plus accrued interest
Net Proceeds to Issuer:	$ , plus accrued interest
Interest Rate Basis (Benchmark):	3 Month USD LIBOR
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	+
Discount Margin:
Spread Multiplier:	N/A
Spread/Spread Multiplier Reset Option:	N/A
Optional Reset Dates (only applicable if option to reset spread or spread multiplier):	N/A
Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier):	N/A
Specified Currency:	U.S. Dollars
Option to Elect Payment in U.S. Dollars (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Authorized Denominations (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Historical Exchange Rate (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Maximum Interest Rate:	N/A
Minimum Interest Rate:	N/A
Initial Interest Rate:	3 Month USD LIBOR as of two (2) London Business Days prior to June 15, 2018 plus the Spread
Interest Reset Periods and Dates:	Quarterly on the 15th of March, June, September and December of each year prior to the Maturity Date
Interest Determination Dates:	Quarterly, two (2) London Business Days prior to each Interest Reset Date
Interest Payment Dates:	Interest will be paid quarterly on the 15th of March, June, September and December of each year, ending on the Maturity Date
Stated Maturity Extension Option:	N/A
Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity):	N/A
Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity):	N/A
Original Issue Discount Note:	N/A
Total Amount of OID:	N/A
Terms of Amortizing Notes:	N/A
Redemption Date(s):	N/A
Redemption Price:	N/A
Repayment Date(s):	N/A
Repayment Price(s):	N/A
Day Count Convention:	Actual/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Sole Manager & Bookrunner:	TD Securities (USA) LLC
Billing and Delivery Agent:	TD Securities (USA) LLC
Exchange Rate Agent:	U.S. Bank Trust National Association
Calculation Agent:	U.S. Bank Trust National Association
CUSIP:	14913Q2H1
Other Provisions:
Changes to LIBOR may adversely affect holders of the Notes.
Regulators and law enforcement agencies from a number of governments have been conducting investigations relating to the calculation of LIBOR across a range of maturities and currencies, and certain financial institutions that are member banks surveyed by the British Bankers’ Association (the “BBA”) in setting daily LIBOR have entered into agreements with the U.S. Department of Justice, the U.S. Commodity Futures Trading Commission and/or the Financial Services Authority in order to resolve the investigations.  Since April 2013, the U.K. Financial Conduct Authority (“FCA”) has regulated LIBOR.
Actions by the BBA, regulators or law enforcement agencies may result in changes to the manner in which LIBOR is determined or the establishment of alternative reference rates. For example, on July 27, 2017, the FCA announced that it intends to stop persuading or compelling banks to submit LIBOR rates after 2021. Furthermore, in the United States, efforts to identify a set of alternative U.S. dollar reference interest rates include proposals by the Alternative Reference Rates Committee of the Federal Reserve Board and the Federal Reserve Bank of New York.  At this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR that may be implemented in the United Kingdom, United States or elsewhere. Uncertainty as to the nature of such potential changes, alternative reference rates or other reforms and as to the continuation of LIBOR may adversely affect the trading market for the Notes, the interest on which is determined by reference to LIBOR.
Further, uncertainty as to the extent and manner in which the FCA regulates LIBOR may adversely affect the current trading market for LIBOR-based securities and the value of your Notes.
Supplemental United States Federal Income Tax Considerations

Qualified Reopening and Issue Price of the Notes

The notes offered hereby will be treated as a part of the same issue of the previously issued Medium-Term Notes, Series I, Floating Rate Notes Due 2021 (the “existing notes”) pursuant to a “qualified reopening” for U.S. federal income tax purposes. Therefore, the notes offered hereby will be treated as having the same issue date and the same issue price as the existing notes. The existing notes were issued at no more than a de minimis discount from their stated principal amount. As a result, the existing notes were issued without original issue discount (“OID”) and, therefore, the notes offered hereby also will be issued without OID.

Pre-Issuance Accrued Interest on the Notes
A portion of the purchase price of the notes offered hereby will be attributable to the amount of stated interest accrued prior to the original issue date (“pre-issuance accrued interest”). Consequently, the notes offered hereby should be treated as having been issued for an amount that excludes any pre-issuance accrued interest. If the notes are so treated, a portion of the first interest payment on the notes received by a U.S. holder after the offering equal to the excluded pre-issuance accrued interest will be treated as a return of such pre-issuance accrued interest and will not be taxable as interest on the notes. Your tax basis in a note should exclude an amount equal to the pre-issuance accrued interest.
Notice to European Economic Area Investors
This communication has been prepared on the basis that any offer of notes in any member state of the European Economic Area (“EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”) will only be made to a legal entity which is a qualified investor under the Prospectus Directive (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this communication may only do so with respect to Qualified Investors.  Neither the Issuer nor the manager have authorized, nor do they authorize, the making of any offer of notes other than to Qualified Investors. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.
No PRIIPs KID – No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASCRIBED THERETO IN THE PROSPECTUS SUPPLEMENT. THE INTEREST RATES ON THE NOTES MAY BE CHANGED BY CATERPILLAR FINANCIAL SERVICES CORPORATION FROM TIME TO TIME, BUT ANY SUCH CHANGE WILL NOT AFFECT THE INTEREST RATE ON ANY NOTES OFFERED PRIOR TO THE EFFECTIVE DATE OF THE CHANGE.